EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Network-1 Receives Another New Patent from U.S. Patent Office Expanding Its Cox Patent Portfolio to 23 Patents

New York, New York - January 30, 2018 – Network-1 Technologies, Inc. (NYSE AMERICAN: NTIP), a company engaged in the development, licensing and protection of intellectual property, announced today that the U.S. Patent and Trademark Office issued U.S. Patent No. 9,883,253 ("Methods for Using Extracted Feature Vectors to Perform an Action Associated with a Product") to Network-1.  The claims in the newly issued patent are generally directed towards methods of content identification and performance of actions following therefrom.

The newly issued patent arises from a patent application contained in the patent portfolio acquired by Network-1 from Professor Ingemar Cox in 2013 (the "Portfolio") The Portfolio includes patents relating to enabling technology for identifying media content, such as music and videos, and taking further actions to be performed based on such identification including, among others, the insertion of advertisements and the facilitation of the purchase of goods and services relating to the media content.  Since December 2016, Network-1 has received eleven (11) new patents in the Portfolio.  Since the acquisition of the Portfolio, Network-1 has filed twenty-four (24) additional patent applications, eighteen (18) of which have been issued bringing the total Portfolio of granted patents to twenty-three (23).  Six (6) applications relating to the original specification are still pending and Network-1 anticipates further issuances of additional claims for this Portfolio.

Dr. Cox is currently a Professor at the University of Copenhagen and a Professor at University College London, where he is Head of its Media Futures Group.  Dr. Cox was formerly a member of the Technical Staff at AT&T Bell Labs and a Fellow at NEC Research Institute.  In connection with the acquisition of the Portfolio, Dr. Cox provides consulting services to Network-1 with respect to the patents and the related pending and future patent applications and assists in Network-1's efforts to develop the Portfolio.

ABOUT NETWORK-1 TECHNOLOGIES, INC.

Network-1 Technologies, Inc. is engaged in the development, licensing and protection of its intellectual property and proprietary technologies.  Network-1 works with inventors and patent owners to assist in the development and monetization of their patented technologies. Network-1 currently owns fifty-one (51) patents covering various telecommunications and data networking technologies as well as technologies relating to document stream operating systems, the identification of media content, and the Internet of Things (IoT) and Machines to Machine industries and next generation consumer mobile technologies. Network-1's current strategy includes continuing to pursue licensing opportunities for its Remote Power Patent and its efforts to monetize its Cox Patent Portfolio, Mirror Worlds Patent Portfolio as well as the newly acquired patent portfolio from M2M and IOT Technologies, LLC.  Network-1's acquisition strategy is to focus on acquiring high quality patents which management believes have the potential to generate significant licensing opportunities as Network-1 has achieved with respect to its Remote Power Patent and Mirror Worlds Patent Portfolio. Network-1's Remote Power Patent has generated licensing revenue in excess of $119,000,000 from May 2007 through September 30, 2017.  Since the acquisition of its Mirror Worlds Patent Portfolio in May 2013, Network-1 has achieved licensing and other revenue of $47,150,000 through September 30, 2017 with respect to its Mirror Worlds Patent Portfolio.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements address future events and conditions concerning Network-1's business plans. Such statements are subject to a number of risk factors and uncertainties as disclosed in the Network-1's Annual Report on Form 10-K for the year ended December 31, 2016 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2017 filed with the Securities and Exchange Commission, including, among others, the effect on Network-1's business and results of operations of the November 13, 2017 jury verdict in the Hewlett-Packard trial invalidating certain claims of the Remote Power Patent and finding non-infringement by HP, the ability of Network-1 to successfully execute its strategy to acquire high quality patents with significant licensing opportunities, Network-1's ability to achieve revenue and profits from its Cox Patent Portfolio, its recently acquired patent portfolio from M2M and IOT Technologies, LLC and additional revenue and profit from its Mirror Worlds Patent Portfolio as well as intellectual property it may acquire in the future, the ability of Network-1 to enter into additional license agreements, the ability of Network-1 to continue to receive material royalties from its existing license agreements for its Remote Power Patent, the uncertainty of patent litigation and proceedings at the United States Patent and Trademark Office, the difficulty in Network-1 verifying royalty amounts owed to it by its licensees, Network-1's ability to enter into strategic relationships with third parties to license or otherwise monetize their intellectual property, the continued viability of the PoE market, the risk in the future of Network-1 being classified as a Personal Holding Company, future economic conditions and technology changes and legislative, regulatory and competitive developments. Except as otherwise required to be disclosed in periodic reports, Network-1 expressly disclaims any future obligation or undertaking to update or revise any forward-looking statement contained herein.

Corey M. Horowitz, Chairman and CEO
Network-1 Technologies, Inc.
(212) 829-5770